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                           July 22, 2022

       Todd Mitchell
       Chief Financial Officer
       RiceBran Technologies
       25420 Kuykendahl Rd., Suite B300
       Tomball, TX 77375

                                                        Re: RiceBran
Technologies
                                                            Registration
Statement on Form F-3
                                                            Filed on July 18,
2022
                                                            File No. 333-266194

       Dear Mr. Mitchell:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Bradley
Ecker at (202) 551-4985 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing